Exhibit 99.6

MGP PROPERTY STATISTICS (1)

Property	Location	Hotel Rooms	Acres	Casino Sq.Ft.	Convention Sq.Ft.	Slot Machines	Table Games
Las Vegas Strip
MGM Grand Las Vegas(2)	Las Vegas, NV	4,993	102	169,000	850,000	1,270	98
Mandalay Bay(2)	Las Vegas, NV	4,750	124	152,000	2,121,000	1,117	60
Luxor	Las Vegas, NV	4,397	58	101,000	35,000	859	48
Excalibur	Las Vegas, NV	3,981	51	94,000	25,000	927	41
The Mirage	Las Vegas, NV	3,044	77	94,000	170,000	819	69
Park MGM	Las Vegas, NV	2,898	21	66,000	77,000	766	58
New York - New York and The Park	Las Vegas, NV	2,024	23	81,000	31,000	992	51

Subtotal – Las Vegas		26,087	456	757,000	3,309,000	6,750	425

Subtotal – Las Vegas (at Share)		21,225	343	596,821	1,826,471	5,559	346

Regional
Borgata	Atlantic City, NJ	2,767	37	160,000	106,000	2,856	189
Beau Rivage	Biloxi, MS	1,740	26	87,000	50,000	1,681	75
Gold Strike Tunica	Tunica, MS	1,133	24	48,000	17,000	948	66
MGM Grand Detroit	Detroit, Ml	400	24	151,000	30,000	3,079	127
MGM National Harbor	Prince George’s County, MD	308	23	146,000	50,000	2,603	171
MGM Springfield (3)	Springfield, MA	240	14	126,000	34,000	1,841	38
Empire City	Yonkers, NY	—	41	137,000	—	4,693	—
MGM Northfield Park	Northfield, OH	—	113	92,000	—	1,869	—

Subtotal – Regional		6,588	302	947,000	287,000	19,570	666
Total		32,675	758	1,704,000	3,596,000	26,320	1,091
Total (at Share)		27,813	645	1,543,821	2,113,471	25,129	1,012

Source: MGM Growth Properties LLC Filing
Notes:

1.  As of December 31, 2020. The information above reflects amenities prior to the temporary closure of the properties and subsequent re-opening of the properties without certain amenities as a result of the COVID-19 pandemic and without giving effect to any COVID-19 mitigation procedures implemented at the properties. In addition, as a result of the enactment of certain health and safety measures in order to mitigate the effects of COVID-19, including measures to promote social distancing, table games (and seats available at table games), and slot machines available for play are currently limited.

2. Through BREIT JV, MGP owns a 50.1% interest in MGM Grand Las Vegas and Mandalay Bay.
3. Pending acquisition by MGP.